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                                                                       Exhibit 5


                                    April 2, 1998






ROSS Technology, Inc.
5316 Highway 290 West, Suite 500
Austin, Texas 78735

Gentlemen and Ladies:

     We have acted as counsel in connection with the preparation and filing of Amendment No. 1 to the Registration Statement on Form S-8 No. 333-00920 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration of 1,925,451 shares of the Common Stock (the "Common Stock") of ROSS Technology, Inc., a Delaware corporation (the "Company"), for sale and issuance pursuant to the Company's Stock Option and Restricted Stock Purchase Plan 3.0 (the "Plan"). As counsel, we have examined the proceedings proposed to be taken in connection with the Plans and the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

        Based on these examinations, it is our opinion that upon completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the sale and issuance of the Common Stock, such Common Stock, when sold and issued in the manner referred to in the Registration Statement and the Plan, will be legally issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and any amendment thereto. This opinion is furnished to you in connection with the registration of the above-described shares, is solely for your benefit, and may not be relied upon, nor copies delivered to, any other person or entity without our prior written consent.

                                Very truly yours,


                               /s/ IRELL & MANELLA LLP
                               -----------------------
                               IRELL & MANELLA LLP